Exhibit 99.2

Sonida Senior Living Prices Upsized Public Offering of Common Stock

DALLAS, Texas – August 15, 2024 – Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), a leading owner, operator and investor in senior housing communities, announced today that it has priced an underwritten public offering of 4,300,000 shares of its common stock upsized from 4,000,000 shares at launch. The price to the public of the offering is $27.00 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 645,000 shares of the Company’s common stock. The offering is expected to close on August 19, 2024, subject to customary closing conditions.

The Company intends to use $102.9 million of the net proceeds from the offering to fund the purchase price for the proposed acquisition of eight senior living communities. The Company intends to use the remaining net proceeds from the offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, for other general corporate purposes.

Morgan Stanley, RBC Capital Markets, LLC and BMO Capital Markets are acting as joint lead book-running managers of the offering.

The offering is being made only by means of a prospectus supplement and an accompanying base prospectus, each of which is part of an effective shelf registration statement previously filed by the Company with the Securities and Exchange Commission (the “SEC”). An electronic copy of the preliminary prospectus supplement and accompanying base prospectus may be obtained at no charge on the SEC’s website at www.sec.gov. A copy of the preliminary prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained from the offices of:

Morgan Stanley & Co. LLC 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department	RBC Capital Markets, LLC Brookfield Place, 200 Vesey Street, 8th Floor New York, New York 10281, Attention: Equity Syndicate Desk	BMO Capital Markets Corp. 151 W 42nd Street, 32nd Floor, New York, New York 10036, Attention: Equity Syndicate Department, with a copy to the Legal Department

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 83 senior housing communities in 20 states with an aggregate capacity of approximately 9,000 residents, including 70 communities which the Company owns (including eight communities in which the Company owns varying interests through two separate joint ventures), and 13 communities that the Company manages on behalf of a third-party.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to, the risks, uncertainties and factors identified from time to time in the Company’s filings with the SEC; the Company’s ability to consummate the proposed equity offering in the size and manner anticipated; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund its acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of the Company’s debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions, including its proposed acquisition of eight senior living communities, and dispositions upon favorable terms or at all including the possibility that the expected benefits and our projections related to such acquisitions may not materialize as expected, that such acquisitions not being timely completed, if completed at all, that prior to the completion of such acquisitions, the targets’ businesses could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, residents, other business partners or governmental entities, and that we may be unable to successfully implement integration strategies or achieve expected synergies and operating efficiencies within our expected timeframes or at all; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in its recent Quarterly and Annual Reports filed with the SEC; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; and changes in accounting principles and interpretations.

Contact: Investor Relations

Jason Finkelstein

Ignition Investor Relations

mailto:ir@sonidaliving.com